Exhibit 99.2

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

The Company is an innovator of emulsion polymers, specialty chemicals, and decorative and functional surfaces for a variety of commercial, industrial and residential end uses. As discussed in Item 1, Business, the Company operates two reportable business segments: Performance Chemicals and Decorative Products. The Performance Chemicals segment produces a broad range of emulsion polymers and specialty chemicals based primarily on styrene butadiene, styrene butadiene acrylonitrile, vinyl pyridine, polyvinyl acetate, acrylic, styrene acrylic, vinyl acrylic, glyoxal and fluorochemical chemistries. Performance Chemicals’ custom-formulated products are tailored for coatings, binders and adhesives, which are used in paper, carpet, nonwovens, textiles, construction, floor polish, masking tape, adhesives, tire cord, plastic parts and various other applications. The Decorative Products segment develops, designs, produces and markets a broad line of functional and decorative surfacing products, including commercial wallcoverings, coated fabrics, printed and solid color surface laminates and performance films. These products are used in numerous applications, including commercial building refurbishment, remodeling and new construction; kitchen and bath cabinets; transportation including automotive, bus and other mass transit, marine and motorcycle; recreational vehicles and manufactured housing; flooring; commercial and residential furniture; retail display fixtures; home furnishings and consumer electronics; and performance films for pool liners, banners, tents, ceiling tiles and medical devices. Please refer to Item 1, Business, of this Annual Report on Form 10-K for further description of and background on the Company’s operating segments.

The Company’s products are sold to manufacturers, independent distributors and end users directly and through agents.

The Company has strategically located manufacturing facilities in the United States, United Kingdom and Asia.

The Company has historically experienced stronger sales and income in its second, third and fourth quarters, comprised of the three-month periods ending May 31, August 31 and November 30. The Company’s performance in the first quarter (December through February) has historically been weaker and unprofitable due to generally lower levels of customer manufacturing, construction and refurbishment activities during the holidays and cold weather months.

The Company’s chief operating decision maker evaluates performance and allocates resources by operating segment. Segment information has been prepared in accordance with authoritative guidance promulgated by the Financial Accounting Standards Board (“FASB”). The Company’s two operating segments were determined based on products and services provided. Accounting policies of the segments are the same as those described in Note A—Significant Accounting Policies, of the Company’s Consolidated Financial Statements. For a reconciliation of the Company’s segment operating performance information, please refer to Note Q of the Company’s Consolidated Financial Statements.

Effective March 2009, the Company realigned product lines in its Decorative Products segment to integrate cross-functional business team structures. The Contract Interiors and Coated Fabric lines were combined into the Commercial Wallcovering and Coated Fabrics product line and performance film products were moved from Coated Fabrics and combined with Laminates into the Decorative Laminates and Performance Films product line. All prior period amounts have been reclassified to conform to current year presentation.

Key Indicators

Key economic measures relevant to the Company include coated paper production, print advertising spending, U.S. commercial real estate and hotel occupancy rates, U.S. office furniture sales, manufactured housing shipments, housing starts and sales of existing homes and forecasts of raw material pricing for certain petrochemical feed stocks. Key OEM industries which provide a general indication of demand drivers to the Company include paper, commercial and residential construction and refurbishment, furniture manufacturing and flooring manufacturing. These measures provide general information on trends relevant to the demand for the Company’s products but the trend information does not necessarily directly correlate with demand levels in the markets which ultimately use the Company’s products.

Key operating measures utilized by the business segments include orders, sales, working capital turnover, inventory, productivity, new product vitality, and order fill-rates which provide key indicators of business trends. These measures are reported on various cycles including daily, weekly and monthly depending on the needs established by operating management.

Key financial measures utilized by management to evaluate the results of its businesses and to understand the key variables impacting the current and future results of the Company include: sales, gross profit, selling, general and administrative expenses, operating profit before excluded items, consolidated earnings before interest, taxes, depreciation and amortization as set forth in the Net Leverage Ratio in the Company’s $150,000,000 Term Loan Credit Agreement (“EBITDA”), working capital, operating cash flows, capital expenditures and earnings per share before excluded items, including applicable ratios such as inventory turnover, working capital turnover, return on sales and assets and leverage ratios. These measures, as well as objectives established by the Board of Directors of the Company, are reviewed at monthly, quarterly and annual intervals and compared with historical periods.

Results of Operations of 2009 Compared to 2008

The Company’s net sales in 2009 were $696.4 million as compared to $869.4 million in 2008. The Company’s Performance Chemicals business segment revenue decreased by 23.9% and the Decorative Products business segment revenue decreased 13.9%. Contributing to the sales decrease in 2009 were volume declines of $108.6 million or 12.5% as a result of weak market conditions, lower pricing of $68.7 million as a result of lower raw material costs and unfavorable foreign exchange translation of $16.1 million, which were partially offset by additional sales of $20.4 million from the Decorative Products Asian operations. The Decorative Products Asian operations were acquired on December 31, 2007. Net sales in 2009 included thirteen months from the Decorative Products Asian operations as compared to 2008, which includes ten months. The thirteenth month in 2009 resulted in additional net sales and net income of $8.0 million and $0.2 million, respectively.

Gross profit in 2009 was $159.7 million with a gross profit margin of 22.9% compared to gross profit of $138.0 million and a gross profit margin of 15.9% in 2008. The improved margin was primarily due to lower costs for raw materials of $106.8 million and a reduction in manufacturing costs as a result of significant restructurings, cost reduction initiatives, lower transportation costs and lower costs for resale merchandise.

Selling, general and administrative expenses of $99.9 million in 2009 were $4.9 million, or 4.7% lower than 2008. The decrease in 2009 was primarily due to a reduction in the number of employees and cost saving initiatives.

Interest expense of $8.1 million in 2009 compared to $13.0 million in 2008. The lower interest expense in 2009 is primarily due to significantly lower debt levels and lower average interest rates. Total debt at November 30, 2009 was $144.1 million, down $44.2 million from November 30, 2008.

Other (income)/expense, net was $(2.3) million in 2009 and $(2.1) million in 2008. Included in 2009 are flood related costs of $0.5 million net of insurance proceeds.

Income tax expense was $1.7 million in 2009 compared to a tax expense of $0.2 million in 2008. The tax expense in 2009 was primarily related to foreign income taxes as a result of improved earnings, a provision for Alternative Minimum Tax (“AMT”) expense of $0.2 million and state and local income taxes of $0.2 million. The effective rates of 6.4% in both 2009 and 2008 were below the U.S. statutory rate of 35% primarily due to the utilization of tax loss carryforwards. Valuation allowances have been provided for deferred tax assets in the U.S. as a result of the Company’s prior losses and the uncertainty of predicting future taxable earnings due to price and raw material cost volatility. At present, the Company has $131.8 million of domestic federal net operating loss carryforwards that expire by 2030.

The Company had net income of $26.2 million, or $0.59 per diluted share, in 2009 compared to a net loss of $2.2 million, or $0.05 per diluted share, in 2008. The increase in net income was primarily due to margin improvement, cost reductions, lower interest expense and improved Asian business performance.

Segment Discussion

The following Segment Discussion presents information used by the Company in assessing the results of operations by business segment. The Company believes that this presentation is useful for providing the investor with an understanding of the Company’s business and operating performance because these measures are used by the chief operating decision maker in evaluating performance and allocating resources.

The following table reconciles segment sales to consolidated net sales and segment operating profit to consolidated profit (loss) from continuing operations before income taxes:

	Year Ended November 30,
	2009	2008
	(Dollars in millions)
Segment Net Sales:
Performance Chemicals
Paper and Carpet Chemicals	$249.2	$337.0
Specialty Chemicals	147.6	184.6

Total Performance Chemicals	$396.8	$521.6

Decorative Products
Commercial Wallcovering and Coated Fabrics	$217.7	$252.2
Decorative Laminates and Performance Films	81.9	95.6

Total Decorative Products	299.6	347.8

Consolidated net sales	$696.4	$869.4

Segment Gross Profit:
Performance Chemicals	$90.8	$68.3
Decorative Products	68.9	69.7

Consolidated Gross Profit	$159.7	$138.0

Segment Operating Profit (Loss):
Performance Chemicals	$48.0	$25.2
Decorative Products	1.6	(6.5)
Interest expense	(8.1)	(13.0)
Corporate expense	(13.6)	(7.7)

Consolidated profit (loss) from continuing operations before income tax	$27.9	$(2.0)

Performance Chemicals

Performance Chemicals’ net sales decreased 23.9% to $396.8 million during 2009 compared to $521.6 million during 2008, driven by lower selling prices of $72.0 million as a result of lower raw material costs, volume decreases of $47.2 million and $5.6 million of unfavorable foreign exchange translation. Net sales for the Paper and Carpet Chemicals product line decreased to $249.2 million during 2009 compared to $337.0 million during 2008. Net sales for the Specialty Chemicals product line decreased to $147.6 million during 2009 compared to $184.6 million during 2008.

Performance Chemicals’ gross profit was $90.8 million in 2009 with a gross profit margin of 22.9% compared to $68.3 million and a gross profit margin of 13.1% in 2008.

Performance Chemicals generated an operating profit of $48.0 million and an operating profit margin of 12.1% for 2009 compared to $25.2 million and an operating profit margin of 4.8% for 2008. The increase in segment operating profit was due to lower raw material costs of $98.8 million, lower transportation and manufacturing costs and other cost reductions of $3.3 million, partially offset by lower pricing of $72.0 million, lower volumes of $12.0 million and asset write-offs of $0.7 million. Included in 2009 is a decrease in the LIFO reserve which increased income by $5.4 million.

Decorative Products

Decorative Products’ net sales decreased by 13.9% to $299.6 million in 2009 from $347.8 million in 2008, primarily due to decreased volumes of $61.4 million and $10.5 million of unfavorable foreign exchange rates, partially offset by improved pricing of $3.3 million and additional sales at the Decorative Products Asian businesses of $20.4 million. Commercial Wallcovering and Coated Fabrics net sales were $217.7 million during 2009 compared to $252.2 million in 2008. Net sales for the Decorative Laminates and Performance Films product line were $81.9 million during 2009 compared to $95.6 million in 2008.

Decorative Products’ gross profit was $68.9 million with a gross profit margin of 23.0% for 2009 compared to $69.7 million and a gross profit margin of 20.1% for 2008.

Decorative Products generated operating income of $1.6 million with an operating profit margin of 1.0% for 2009 compared to an operating loss of $6.5 million and an operating profit margin of (1.9)% in 2008. The improvement in 2009 was primarily due to improved profit at the Asian businesses of $9.8 million, lower raw material costs of $8.0 million, improved pricing of $3.3 million and lower health care, utilities, transportation and cost reductions of $5.6 million, partially offset by lower volume of $16.7 million, flood related costs, net of insurance proceeds, of $0.5 million and higher restructuring and severance charges of $2.1 million. Included in 2009 is a decrease in the LIFO reserve which increased income by $0.7 million.

Interest and Corporate

Interest expense decreased to $8.1 million in 2009 from $13.0 million in 2008. The lower interest expense in 2009 is primarily due to significantly lower debt levels and lower average interest rates.

Corporate expense increased to $13.6 million in 2009 from $7.7 million in 2008, primarily due to higher compensation expenses as a result of the increase in the Company’s stock price and the achievement of certain operating result metrics. Included in 2009 is a pension plan curtailment gain of $0.4 million and included in 2008 is a gain of $0.4 million related to a settlement with an insurer.

Results of Operations of 2008 Compared to 2007

The Company’s net sales in 2008 were $869.4 million as compared to $745.5 million in 2007. The Company’s Performance Chemicals business segment revenue increased by 9.7% while the Decorative Products business segment revenue increased 28.7%. Contributing to the sales increase in 2008 were sales of $86.4 million from the Decorative Products Asian businesses acquired in the first quarter of 2008 and favorable pricing of $86.9 million, partially offset by lower volumes of $46.1 million and unfavorable foreign exchange translation of $3.3 million. Excluding the Decorative Products Asian businesses, the Company’s sales grew $37.5 million or 5.0%. Effective December 31, 2007, the Company acquired the remaining 49.9% interest of its Decorative Products joint venture companies in China and Thailand for $28.0 million in cash and $1.0 million in transaction costs. In addition, the Company assumed the Asian businesses debt of $3.4 million and acquired cash of $3.8 million. Previously, the Company used the equity method of accounting to record its proportionate share of the net income or loss of these Asian businesses. The operating results of the Decorative Products Asian businesses are recognized on a one-month lag. Accordingly, the 2008 consolidated results of operations include two months using the equity method of accounting and ten months on a fully-consolidated basis.

Gross profit in 2008 was $138.0 million with a gross profit margin of 15.9% compared to gross profit of $140.3 million and a gross profit margin of 18.8% in 2007. Cost of goods sold for 2008 increased $126.2 million, to $731.4 million, compared to 2007. The increase was primarily due to the inclusion of manufacturing costs of $81.3 million from the Decorative Products Asian businesses, higher raw material costs of $75.1 million and higher transportation costs of $0.8 million, partially offset by lower volumes and manufacturing expense of $31.0 million.

Selling, general and administrative expenses of $104.8 million in 2008 were $5.7 million, or 5.8% higher than 2007. The increase in 2008 was primarily due to $5.9 million of costs from the Decorative Products Asian businesses, partially offset by lower employee and professional service costs.

Interest expense of $13.0 million in 2008 was $3.5 million lower than 2007 primarily due to significantly lower interest rates as a result of the Company’s debt refinancing in May 2007 partially offset by higher debt levels. Total debt at November 30, 2008 was $188.3 million, up $38.4 million from November 30, 2007. The increase in debt included $32.4 million of borrowings and assumed debt to fund the purchase price and transaction fees of the Decorative Products Asian joint venture acquisitions. The balance of the debt increase was for normal working capital usage of $6.0 million.

Other income, net increased $1.4 million, to $2.1 million, in 2008 primarily due to foreign exchange gains of $0.6 million, licensing income of $0.4 million and interest income of $0.3 million.

Income tax expense was $0.2 million in 2008 compared to a tax expense of $0.1 million in 2007. The tax expense in both 2008 and 2007 was primarily related to foreign income taxes. No domestic income tax provision or benefit was provided in either 2008 or 2007 due to the Company’s cumulative net losses. The effective rates of 6.4% in 2008 and 0.7% in 2007 were below the statutory rate of 35% primarily due to the Company’s net tax loss carryforwards. Valuation allowances have been provided for deferred tax assets in the U.S. as a result of the Company’s prior losses. At present, the Company has $134.7 million of domestic federal net operating loss carryforwards that expire by 2025.

The Company had a net loss of $2.2 million, or $0.05 per diluted share, in 2008 compared to a net loss of $6.7 million, or $0.16 per diluted share, in 2007. Included in 2007 are debt redemption costs of $12.4 million.

Segment Discussion

The following Segment Discussion presents information used by the Company in assessing the results of operations by business segment. The Company believes that this presentation is useful for providing the investor with an understanding of the Company’s business and operating performance because these measures are used by the chief operating decision maker in evaluating performance and allocating resources.

The following table reconciles segment sales to consolidated net sales and segment operating profit to consolidated income (loss) from continuing operations before income taxes:

	Year Ended November 30,
	2008	2007
	(Dollars in millions)
Segment Net Sales:
Performance Chemicals	$521.6	$475.3
Decorative Products	347.8	270.2

Consolidated net sales	$869.4	$745.5

Segment Gross Profit:
Performance Chemicals	$68.3	$64.3
Decorative Products	69.7	76.0

Consolidated Gross Profit	$138.0	$140.3

Segment Operating Profit (Loss):
Performance Chemicals	$25.2	$23.8
Decorative Products	(6.5)	8.6
Interest expense	(13.0)	(16.5)
Corporate expense	(7.7)	(10.4)
Debt redemption expense	—	(12.4)

Consolidated loss from continuing operations before income tax	$(2.0)	$(6.9)

Performance Chemicals

Performance Chemicals’ net sales increased 9.7% to $521.6 million during 2008 compared to $475.3 million during 2007, driven by price increases of $81.1 million partially offset by lower volumes of $33.7 million and $1.1 million of unfavorable foreign exchange translation. Net sales for the Paper and Carpet Chemicals product line increased to $337.0 million during 2008 compared to $308.9 million during 2007. Net sales for the Specialty Chemicals product line increased to $184.6 million during 2008 compared to $166.4 million during 2007.

Performance Chemicals’ gross profit was $68.3 million with a gross profit margin of 13.1% for 2008 compared to $64.3 million and a gross profit margin of 13.5% for 2007.

Performance Chemicals generated an operating profit of $25.2 million and an operating profit margin of 4.8% for 2008 compared to $23.8 million and an operating profit margin of 5.0% for 2007. The increase in segment operating profit was due to higher pricing of $81.1 million and cost reductions of $4.2 million partially offset by higher raw material costs of $67.4 million, lower volumes of $8.9 million, higher LIFO inventory reserves of $5.6 million, and higher transportation, utility and health care costs of $1.2 million. The segment operating profit also includes items which management excludes when evaluating the results of the Company’s segments. Those items for 2008 include workforce reduction costs of $0.1 million and for 2007 a gain on the sale of an office facility in South Carolina of $0.7 million.

Decorative Products

Decorative Products’ net sales increased by 28.7%, to $347.8 million, in 2008 from $270.2 million in 2007. Included in 2008 are $86.4 million of sales from the acquired Asian businesses. Commercial Wallcovering and Coated Fabrics net sales of $252.2 million during 2008 were $77.3 million higher than 2007, primarily due to the inclusion of the Asian sales and higher volume in European wallcovering, partially offset by lower volume in transportation, marine and unfavorable foreign exchange rates from the British Pound Sterling and the Euro. Net sales for the Decorative Laminates and Performance Films product line was $95.6 million during 2008 compared to $95.3 million during 2007.

Decorative Products’ gross profit was $69.7 million with a gross profit margin of 20.1% for 2008 compared to $76.0 million and a gross profit margin of 28.1% for 2007. Included in 2008 is gross profit of $5.2 million from the acquired Asian businesses.

Decorative Products incurred an operating loss of $6.5 million with an operating profit margin of (1.9)% for 2008 compared to an operating profit of $8.6 million and an operating profit margin of 3.2% in 2007. The decrease in 2008 was due to higher health care, utilities and transportation costs of $8.9 million, higher raw material costs of $7.7 million, lower volume of $4.4 million, Asian business losses of $3.4 million compared to equity income of $1.2 million last year and higher LIFO reserve charges of $1.7 million, partially offset by higher pricing of $5.8 million and lower manufacturing costs of $6.2 million. Decorative Products’ operating profit also includes items which management excludes when evaluating the results of the Company’s segments. Those items for 2008 were restructuring and severance charges of $0.5 million resulting primarily from workforce reductions. Those items for 2007 included $0.7 million for restructuring and severance charges.

Corporate

Interest expense decreased to $13.0 million in 2008 from $16.5 million in 2007. The decrease is due to significantly lower average interest rates, partially offset by higher debt levels.

Corporate expenses decreased to $7.7 million in 2008 from $10.4 million in 2007, primarily due to lower employee costs. Included in 2007 are restructuring and severance expenses of $0.2 million.

In November 2008, the Company announced the closure of its Dupo, Illinois extrusion facility. As a result, the Company recorded $0.1 million of facility closure costs. During January 2009, the assets of this facility were sold with no related gain or loss.

Purchase Transaction

Effective December 31, 2007, the Company completed the acquisition of the minority interests in its joint venture businesses, Decorative Products (Singapore) Pte. Ltd. (“DPS”), a Singapore limited company and CPPC – Decorative Products Co., Ltd. (“CPD”), a Thailand limited company. DPS is a holding company which owns 100% of both CG-OMNOVA Decorative Products (Shanghai) Co., Ltd. (“CGO”) and Beston OMNOVA Plastics (Taicang) Co., Ltd. (“Taicang”). Both CGO and Taicang are registered and incorporated in the Peoples Republic of China. The minority interests of both DPS and CPD, representing approximately 49.9% of their respective registered equity, were acquired from CPPC Public Company Limited for $28.0 million in cash and $1.0 million in transaction costs. In addition, the Company assumed the Asian businesses debt of $3.4 million and acquired cash of $3.8 million.

The transaction was accounted for as a purchase. The results of operations of CPD, CGO and Taicang have been fully consolidated in the Company’s results of operations since January 1, 2008. Prior to August 1, 2009, the Company’s Decorative Products Asian subsidiaries’ results of operations were included in the Company’s consolidated financial statements on a one-month delay in order to facilitate timely reporting and consolidation. This one-month delay was eliminated due to process improvements during the third quarter of 2009. The Company believes that this change is preferable as it includes the results of the Asian businesses on a current basis. While a change to eliminate the previously existing reporting lag is considered a change in accounting principle, the Company has not retrospectively applied this change in accounting principle to prior periods since its impact to the consolidated balance sheets and related statements of operations and cash flows was immaterial for all periods. As a result of this change, the Company recognized additional net sales and net income of $8.0 million and $0.2 million, respectively, in the third quarter of 2009.

A fair value analysis of the assets purchased and liabilities assumed was performed, and based on that analysis, the purchase price was allocated as follows:

(Dollars in millions)

Current assets	$23.3
Property, plant & equipment	19.0
Intangible assets	2.2
Other assets	1.0

Total assets acquired	45.5
Current liabilities	(12.2)
Non-current liabilities	(4.7)

Net assets acquired	$28.6

Intangible assets acquired include the following:

Customer list	$1.4
Land-use rights	.8

Total	$2.2

The customer list is being amortized over ten years and the land-use rights are being amortized over the applicable lease periods.

The unaudited pro forma effect of the acquisition of CPD, CGO and Taicang on the Company’s revenues, net loss and net loss per share, had the acquisition occurred on December 1, 2007 and 2006, respectively, is as follows:

	Year Ended November 30,
	2008	2007
	(Dollars in millions, except per share data)
Revenues	$888.1	$835.7
Net loss	$(2.9)	$(8.0)
Basic and diluted loss per share	$(.07)	$(.19)

Financial Resources and Capital Spending

The following table reflects key cash flow measures from continuing operations:

(Dollars in millions)	2009	2008	2007
Cash provided by operating activities	$74.2	$17.6	$14.8
Cash provided by (used) in investing activities	$(9.0)	$(40.0)	$(2.4)
Cash provided by (used) in financing activities	$(44.2)	$35.0	$(26.5)

Cash provided by operating activities was $74.2 million in 2009, compared to $17.6 million and $14.8 million in 2008 and 2007, respectively. Cash provided by operations increased in 2009 primarily due to improved profitability and a decrease in working capital. Cash provided by operations increased in 2008 primarily due to the lower operating loss compared with 2007. Days Sales Outstanding (“DSO”) was 49.9 days during 2009 compared to 48.1 days during 2008. The increase was primarily due to the addition of the Decorative Products’ Asian businesses acquired, which have a longer collection period and extended terms.

Cash used in investing activities was $9.0 million in 2009, compared to $40.0 million in 2008 and $2.4 million in 2007. During the first quarter of 2008, the Company purchased the minority interests in its joint venture businesses for $28.0 million which was funded through borrowings under its revolving credit facility. During 2007, the Company used $12.3 million of restricted cash in connection with its debt redemption and refinancing, as described in Note M – Debt and Credit Lines. Additionally, the Company incurred $10.4 million of capital expenditures in 2009 compared to $14.8 million in 2008 and $16.2 million in 2007. Capital expenditures were made and are planned principally for asset replacement, new product capability, cost reduction, safety and productivity improvements and environmental protection.

Cash used in financing activities was $44.2 million in 2009 primarily due to debt repayments. Cash provided by financing activities in 2008 was $35.0 million and cash used in 2007 was $26.5 million. Total debt was $144.1 million as of November 30, 2009, compared to $188.3 million as of November 30, 2008. Included in 2008 are borrowings of $29.0 million used to fund the purchase of the Decorative Products Asian businesses. Included in 2007 are costs associated with the Company’s debt refinancing including $9.8 million paid for premium and tender fees and $2.2 million paid for deferred financing costs incurred.

Debt

The Company’s total debt consists of the following:

	November 30,
(Dollars in millions)	2009	2008
Foreign subsidiaries borrowings	$1.8	$4.7
Term Loan B (interest at 2.8% – 7.7%)	142.3	143.9
Senior Revolving Credit Facility (interest at 1.5%)	—	39.7

	144.1	188.3
Less: current portion	3.3	6.2

Total long-term debt	$140.8	$182.1

On May 22, 2007, the Company entered into a $150 Million Term Loan Credit Agreement due May 2014. The Term Loan carries a variable interest rate based on, at the Company’s option, either an alternate base rate or a eurodollar rate, in each case plus an applicable margin. The alternate base interest rate is a fluctuating rate equal to the higher of the Prime Rate or the sum of the Federal Funds Effective Rate plus 0.50%. The applicable margin for the alternate base rate is 1.50%. The eurodollar rate is a periodic fixed rate equal to the London Inter Bank Offered Rate (“LIBOR”). The applicable margin for the eurodollar rate is 2.50%. Annual principal payments consist of $1.5 million, due in quarterly installments, and annual excess free cash flow payments as defined in the Term Loan agreement, with any remaining balance to be paid May 2014. Required principal payments of $1.5 million were paid in both 2009 and 2008 and the 2007 excess cash flow payment of $3.9 million was paid during 2008. The Company was not required to pay an excess cash flow payment for 2009 or 2008. The Company can prepay any amount at any time without penalty upon proper notice and subject to a minimum dollar requirement. Prepayments will be applied towards any required annual excess free cash flow payment. The Term Loan is secured by all real property and equipment of the Company’s domestic facilities and stock and equity investments of the Company’s non-domestic subsidiaries. The Term Loan requires the Company to maintain an interest rate swap with a notional amount of at least $50 million. Additionally, the Term Loan provides for additional borrowings of the greater of $75 million or an amount based on a senior secured leverage ratio, as defined in the Term Loan, $75 million, provided that certain requirements are met including an interest coverage ratio. The Company has not utilized these additional borrowings as of November 30, 2009. The Term Loan contains affirmative and negative covenants, including limitations on additional debt, certain investments and acquisitions outside of the Company’s line of business. The Term Loan requires the Company to maintain a net leverage ratio of less than 5.5 to 1. At November 30, 2009, the Company was in compliance with this requirement with a ratio of 2.0 to 1.

Proceeds of the Term Loan, along with cash, restricted cash and other resources of the Company, were used to redeem the Company’s $165 Million 11 1/4% Senior Secured Notes (“Notes”). In connection with the redemption of the Notes, the Company paid $9.8 million in premium and tender fees. Additionally, the Company wrote off $2.6 million of unamortized debt issuance costs which were being amortized over the term of the Notes.

On May 31, 2007, as required under the Term Loan, the Company entered into a 5-year fixed rate interest rate swap agreement with a notional amount of $50 million to convert a portion of the outstanding Term Loan from variable to fixed rates. Under this agreement, the Company will pay to the counterparty a fixed rate of 5.23% and receive from the counterparty a variable rate based on three month LIBOR. This effectively converts $50 million of the Term Loan to a fixed rate of 7.73% when including the applicable margin of the Term Loan of 2.50%. The variable rates on the interest rate swap and $50 million of the Term Loan are reset every three months on the same LIBOR base rate and same date, at which time the interest will be settled and will be recognized as adjustments to interest expense. As of November 30, 2009 and 2008, the unrealized loss of the swap of $4.6 million and $3.7 million, respectively, was recognized as a non-current liability with a corresponding amount recognized in Accumulated Other Comprehensive Income (loss).

In connection with the Term Loan, on May 22, 2007 the Company amended its Senior Secured Revolving Credit Facility (“Facility”). The Facility was increased to $80 million from $72 million and extended until May 2012. In January 2008, the Facility was increased to $90 million. The Facility is secured by domestic accounts receivable, inventory (collectively the “Eligible Borrowing Base”) and intangible assets. Availability under the Facility will fluctuate depending on the Eligible Borrowing Base and is determined by applying customary advance rates to the Eligible Borrowing Base including a reserve, as calculated by the Lenders, for the Company’s interest rate swap (“interest rate swap reserve”). The interest rate swap reserve was $5.6 million at November 30, 2009. The Facility includes a $15 million sublimit for the issuance of commercial and standby letters of credit and a $10 million sublimit for swingline loans. The Facility contains affirmative and negative covenants, similar to the Term Loan, including limitations on additional debt, certain investments and acquisitions outside of the Company’s line of business. If the average excess availability of the Facility falls below $20 million during any fiscal quarter, the Company must then maintain a fixed charge coverage ratio greater than 1.1 to 1 as defined in the agreement. Average excess availability is defined as the average daily amount available for borrowing under the Facility during the Company’s fiscal quarter. The Company was in compliance with this requirement as the average excess availability did not fall below $20 million during 2009 and averaged $56.4 million during the fourth quarter of 2009. The Company may request an additional increase in available borrowings under the Facility of an amount up to $10 million (for a maximum of $100 million) upon satisfaction of certain requirements.

Advances under the Facility bear interest, at the Company’s option, at either an alternate base rate or a eurodollar rate, in each case plus an applicable margin. The alternate base interest rate is a fluctuating rate equal to the higher of the Prime Rate or the sum of the Federal Funds Effective Rate plus 0.50%. The applicable margin for the alternate base rate will vary from 0.0% to 0.25% depending on the Company’s fixed charge coverage ratio and the margin was 0.0% at November 30, 2009. The eurodollar rate is a periodic fixed rate equal to LIBOR. The applicable margin for the eurodollar rate will vary from 1.25% to 2.00% depending on the Company’s fixed charge coverage ratio and the margin was 1.25% at November 30, 2009.

The Facility requires a commitment fee based on the unused portion of the Facility. The commitment fee will vary from 0.125% to 0.25% based on the Company’s fixed charge coverage ratio and was 0.125% at November 30, 2009.

At November 30, 2009, the Company had $70.7 million of eligible inventory and receivables to support the eligible borrowing base which is capped at $90.0 million under the Facility. At November 30, 2009, outstanding letters of credit under the Facility were $3.0 million, the interest rate swap reserve, for compliance purposes, was $5.6 million, there were no amounts borrowed under the Facility and the amount available for borrowing under the Facility was $62.1 million.

The effective interest rate on the Company’s debt was 4.5% and 6.2% for 2009 and 2008, respectively.

Foreign subsidiaries amounts due banks of $1.8 million are secured by equipment, building and land use rights of the foreign subsidiary. In addition, the Company has additional foreign credit facilities of $5.3 million, which are unused as of November 30, 2009, and a facility for the issuance of letters of credit and trust receipts of $4.5 million. Outstanding letters of credit on this facility were less than $0.1 million as of November 30, 2009.

Contractual Obligations

	Payments Due By Period
(Dollars in millions)	Total	Less Than 1 Year	2 — 3 Years	4 — 5 Years	More Than 5 Years
Long-term debt and amounts due banks(1)	$144.1	$3.3	$3.0	$137.8	$—
Interest payments on long-term debt(2)	33.5	7.9	15.7	9.9	—
Interest rate swap(3)	5.6	—	5.6	—	—
Operating leases	21.1	4.4	6.6	4.2	5.9
Purchase obligations	1.9	1.9	—	—	—
Pension funding obligations(4)	98.0	6.0	30.0	36.0	26.0
Other long-term liabilities	20.8	.1	7.3	6.5	6.9

Total	$325.0	$23.6	$68.2	$194.4	$38.8

(1)	Comprised of the Term Loan balance of $142.3 million and foreign debt of $1.8 million. See Debt.
(2)	Based on outstanding debt balances as of November 30, 2009 and estimated interest rates. As those are based on estimates, actual future payments may differ substantially.
(3)

As calculated by the counter-party as of November 27, 2009. The Company anticipates holding the interest rate swap until maturity and therefore, does not anticipate that it will be required to make a cash payment.

(4)	Payments are based on Company estimates and current funding laws. Actual results may differ substantially.

Significant Accounting Policies and Management Judgments

The Company’s discussion and analysis of its results of operations, financial condition and liquidity are based upon the Company’s consolidated financial statements as of November 30, 2009, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses and related disclosure of contingent assets and liabilities as of the date of the financial statements. Periodically, the Company reviews its estimates and judgments including those related to product returns, accounts receivable, inventories, litigation, environmental reserves, pensions and income taxes. The Company bases its estimates and judgments on historical experience and on various assumptions that it believes to be reasonable under the circumstances. Actual results may materially differ from these estimates under different assumptions or conditions.

Management believes the following critical accounting policies affect its more significant estimates and assumptions used in the preparation of its consolidated financial statements:

A) Revenue Recognition

Sales must meet the following criteria in order to be recognized as revenue: 1) persuasive evidence of an arrangement exists; 2) product must be shipped to the customer, whereby shipment results in the transfer of ownership risk to the customer; 3) an established sales price has been set with the customer; 4) collection of the sale revenue from the customer is reasonably assured; and 5) no contingencies exist. The Company estimates and records provisions for quantity rebates, sales returns and allowances in the period the revenue is recognized, based upon its experience. These items are included as a reduction in net sales.

B) Allowance For Doubtful Accounts

The Company’s policy is to identify all customers that are considered doubtful of collection based upon the customer’s financial condition, payment history, credit rating and other relevant factors and to reserve the portion of such accounts receivable for which collection does not appear likely. If the financial condition of our customers were to deteriorate, resulting in an inability to make payments, additional allowances may be required. The allowance for doubtful accounts was approximately $2.3 million and $2.4 million at November 30, 2009 and 2008, respectively.

C) Allowance For Inventory Obsolescence

The Company’s policy is to maintain an inventory obsolescence reserve based upon specifically identified, discontinued or obsolete items and a percentage of quantities on hand compared with usage and sales levels over the last year to two years. The policy has been applied on a consistent basis for all years presented. A sudden and unexpected change in design trends and/or preferences for patterns, colors and/or material could reduce the rate of inventory turnover and require the Company to increase its reserve for obsolescence. The reserve for inventory obsolescence, which applies primarily to our Decorative Products segment, was approximately $7.2 million at both November 30, 2009 and 2008.

D) Litigation and Environmental Reserves

From time to time, the Company is subject to claims, lawsuits and proceedings related to product liability, product warranty, contract, employment, environmental and other matters arising out of the Company’s business. The Company provides a reserve for such matters when it concludes a loss is probable and the amount can be estimated. Costs related to environmental compliance are also accrued when it is probable a loss has been incurred and the amount of loss can be estimated.

E) Pensions and Other Post-retirement Plans

The Company accounts for its pension and other post-retirement plans by recognizing in its balance sheets the overfunded or underfunded status of defined benefit post-retirement plans, measured as the difference between the fair value of plan assets and the benefit obligation (the projected benefit obligation for pension plans and the accumulated post-retirement benefit obligation for other post-retirement plans). The Company recognizes the change in the funded status of the plan in the year in which the change occurs through Accumulated Other Comprehensive Loss. Effective November 30, 2009, the Company adopted measurement date provisions which require that plan assets and obligation be measured as of the balance sheet date. Prior to 2009, the Company measured plan assets and obligations at August 31.

During the second quarter of 2009, with an effective date of June 1, 2009 for salaried employees and August 1, 2009 for its Mogadore, Ohio union employees, the Company suspended the accrual of future service benefits under its Consolidated Pension Plan. All benefits earned by affected employees through the effective dates have become fully vested with the affected employees eligible to receive benefits upon retirement, as described in the Plan document. As a result, during 2009, the Company recognized a net curtailment gain of $0.8 million.

As of November 30, 2009, included in Accumulated Other Comprehensive Loss was unrecognized prior service costs credits of $0.6 million and unrecognized actuarial loss of $77.3 million. The estimated net loss and prior service cost for defined benefit pension plans that will be amortized from Accumulated Other Comprehensive Loss and included in pension expense during 2010 are $4.1 million and $0.7 million, respectively. The estimated net gain and prior service cost for retiree medical plans that will be amortized from Accumulated Other Comprehensive Loss and included in other post-retirement credits during 2010 are $2.3 million and $0.3 million, respectively.

The most significant elements in determining the Company’s pension expense are the expected return on plan assets and the discount rate. The assumed long-term rate of return on assets is applied to a calculated value of plan assets, which recognizes changes in the fair value of plan assets in a systematic manner over five years. This produces the expected return on plan assets that is included in pension (expense) income. The difference between this expected return and the actual return on plan assets is deferred and amortized over the estimated remaining service life of employees remaining in the plan. The net deferral of past asset gains (losses) affects the calculated value of plan assets and, ultimately, future pension (expense) income.

The Company recorded non-cash pension expense of $2.8 million in 2009 and $5.0 million in 2008. Pension expense is calculated using the discount rate, as determined below, to discount plan liabilities at the prior year measurement date. Thus, the rates of 7.27% and 6.55% were used to calculate the pension expense in 2009 and 2008, respectively. The Company anticipates 2010 non-cash expense to be approximately $4.0 million using a discount rate of 6.05%. An increase or decrease of 25 basis points in the discount rate would decrease or increase expense on an annual basis by approximately $0.4 million.

The Company determined the discount rate used to discount the plan liabilities at the plan’s measurement date, which was November 30, 2009. The discount rate reflects the current rate at which the pension liabilities could be effectively settled at the measurement date. In estimating this rate, the Company considered rates of return on high quality, fixed-income investments that receive one of the two highest ratings given by a recognized investment ratings agency. Changes in discount rates, as well as the net effect of other changes in actuarial assumptions and experience, have been recognized in Accumulated Other Comprehensive Loss.

With the lower yields in 2009, the Company determined the discount rate used to measure the defined benefit pension plan obligations as of November 30, 2009 should be decreased to a discount rate of 6.05% from a discount rate of 7.36% in 2008.

To develop the expected long-term rate of return on assets assumption, the Company considered the historical returns and the future expectations for returns for each asset class, as well as the target allocation of the pension portfolio. This resulted in the selection of a long-term rate of return on assets assumption of 8.0% for plan years 2009 and 2008. The measurement dates of November 30, 2009 and August 31, 2008 were used to determine these rates. A 25 basis point change in the assumed rate of return for assets would increase or decrease the assets by approximately $0.5 million and would increase or decrease pension expense by approximately $0.5 million. Pension plan assets are measured at fair value on the measurement date.

Based on current estimates of pension asset performance, interest rate, discount rate assumptions and credit balance, the Company anticipates it will be required under the Pension Protection Act of 2006, to make a contribution to its pension plan of approximately $6.0 million in 2010.

Factors that could alter future cash requirements and timing of any such cash equivalents are:

•	Investment returns which differ materially from the Company’s 8.0% return assumption.

•	Significant changes in interest rates, affecting the discount rate.

•

Opportunities to reduce future cash requirements by accelerating contributions ahead of the minimum required schedule. Voluntary contributions in excess of minimally required amounts may prevent the need for larger contributions in the future.

F) Income Taxes

The Company follows the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using the enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets if, based on the weight of available evidence, it is more likely than not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

As of November 30, 2009, the Company had approximately $101.1 million of net deferred tax assets primarily related to domestic loss carryforwards, goodwill and indefinite lived intangible asset impairment losses, changes in pension liabilities, and other temporary differences for which a valuation allowance of $101.1 million has been provided. In addition, as of November 30, 2009, the Company had $0.9 million of net deferred tax liabilities related to the Decorative Products Asian businesses.

The Company, after considering the guidance in ASC 740-Income Taxes, decided to maintain its valuation allowance until it establishes further consistency in generating taxable income. Despite generating income in 2009, several factors, including market demand and volatile raw material costs, have in recent years resulted in losses and difficulty in predicting future taxable income.

Effective December 1, 2007, the Company utilizes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest amount of benefit that is more likely than not of being realized upon ultimate settlement.

The Company’s accounting policy for interest and/or penalties related to underpayments of income taxes is to include interest and penalties in tax expenses. Accrued interest and penalties were $0.9 million as of November 30, 2009.

G) Share-Based Employee Compensation

The Company uses the fair value method of recording share-based payments, based on the grant date fair value.

While the Company regularly evaluates the use of share-based payments, its recent practice has been to issue fewer stock options than have been issued in the past, utilizing other forms of incentives such as restricted stock, which are required to be expensed using the fair value method. See Note P to the Company’s Consolidated Financial Statements for a further discussion of share-based payments.

H) Long-Lived Assets

Long-lived assets, such as property, plant and equipment, and definite-lived intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell, and depreciation ceases.

Environmental Matters

The Company’s policy is to conduct its businesses with due regard for the preservation and protection of the environment. The Company devotes significant resources and management attention to comply with environmental laws and regulations. The Company’s Consolidated Balance Sheet as of November 30, 2009 reflects reserves for environmental remediation efforts of $0.4 million.

Capital expenditures for projects related to environmental matters were $0.2 million in 2009, $1.1 million in 2008 and $1.2 million in 2007. During 2009, non-capital expenditures for environmental compliance and protection totaled $4.8 million, all of which were for recurring costs associated with managing hazardous substances and pollution abatement in ongoing operations. Similar non-capital expenditures were $5.0 million and $5.1 million in years 2008 and 2007, respectively. The Company anticipates that non-capital environmental expenditures for the next several years will be consistent with historical expenditure levels.

Employee Matters

We employed approximately 2,320 employees at November 30, 2009 at offices, plants and other facilities located principally throughout the United States, United Kingdom and Asia. Approximately 380 or about 16% of our employees are covered by collective bargaining agreements of which 220 employees are covered by agreements that are due to expire in 2010. The Company would generally describe its relationship with employees as good. As a result of the economic slowdown occurring in the latter part of 2008 and early 2009, the Company has laid off approximately 230, or 9% of employees during fiscal 2009.

New Accounting Pronouncements

Effective December 1, 2009, the Company adopted Accounting Standards Codification (“ASC”) subtopic 260-10, “Determining Whether Instruments Granted in Share-Based Payments Transactions Are Participating Securities.” ASC 260-10 provides that unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents, whether paid or unpaid, are participating securities and are to be included in the computation of earnings per share under the two-class method. ASC 260-10 requires retrospective application of the two-class method to all periods presented. Pursuant to provisions of ASC 260, the Company’s restricted common stock (“nonvested shares”) are considered participating securities, and therefore the Company has updated its calculation of earnings (loss) per share to reflect nonvested shares as participating securities. There was no impact to the Company’s earnings (loss) per share in the three year period ending November 30, 2009, except for the year ended November 30, 2009 where income per basic and diluted share was impacted by $0.02, from $0.61 income per basic and diluted share to $0.59 income per basic and diluted share.

Effective December 1, 2009, the Company adopted authoritative guidance issued by the financial Accounting Standards Board (“FASB”) on business combinations. This guidance modifies the accounting for business combinations by requiring that assets acquired, liabilities assumed and contingent consideration arrangements be recorded at fair value on the date of acquisition. Pre-acquisition contingencies will generally be accounted for at fair value using purchase accounting. The guidance also requires that transaction costs be expensed as incurred, acquired research and development costs be capitalized as indefinite-lived intangible assets, and that requirements for exit and disposal activities be met at the acquisition date in order to be recognized as part of a restructuring plan in purchase accounting. The adoption of this guidance did not have a material impact on the financial statements of the Company.

Effective December 1, 2009, the Company adopted authoritative guidance issued by FASB that changes the accounting and reporting for noncontrolling interest. This guidance requires noncontrolling interest to be classified as equity in the balance sheet. The income and comprehensive income attributable to noncontrolling interests, if any, is to be included in income and comprehensive income of the consolidating entity. The adoption of this guidance did not have a material impact on the financial statements of the Company.

Effective September 1, 2009 the Company adopted authoritative guidance issued by FASB on interim disclosures about fair value of financial instruments. This guidance requires entities to provide disclosures about the fair value of financial instruments for interim reporting periods. The adoption of this guidance did not have a material impact on the financial statements of the Company.

Effective September 1, 2009 the Company adopted authoritative guidance issued by FASB on the measurement of liabilities at fair value. This guidance requires that, when a quoted market price in an active market for the identical liability is not available, the fair value of a liability be measured using one or more of the listed valuation techniques that maximize the use of relevant observable inputs and minimizes the use of unobservable inputs. In addition, the guidance clarifies that when estimating the fair value of a liability, entities are not required to include a separate input or an adjustment to other inputs for the existence of a restriction that prevents the transfer of the liability. The adoption of this guidance did not have a material impact on the financial statements of the Company.

Effective June 1, 2009, the Company adopted authoritative guidance issued by FASB on subsequent events. This guidance provides general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. This guidance requires entities to evaluate events and transactions that may occur for potential recognition or disclosure in the financial statements. The adoption of this guidance did not have a material impact on the financial statements of the Company.

Effective December 1, 2008, the Company adopted authoritative guidance issued by FASB on disclosures about derivative instruments and hedging activities. This guidance applies to all derivative and hedging instruments and provides greater transparency through additional disclosures about derivative and hedging instruments. The adoption of this guidance did not have a material impact on the financial statements of the Company.

Effective December 1, 2008, the Company adopted authoritative guidance issued by FASB on the determination of the useful life of intangible assets. This guidance modifies factors that should be considered when developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. The adoption of this guidance did not have a material impact on the financial statements of the Company.